UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 9, 2012

BERRY PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9735	77-0079387
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Number)

1999 Broadway, Suite 3700, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 999-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 9, 2012, Berry Petroleum Company (the “Company”) entered into the Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated as of June 15, 2006, between the Company and Wells Fargo Bank, National Association, as trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”).  Also on March 9, 2012, the Company sold and issued $600 million aggregate principal amount of its 6⅜% senior notes due 2022 (the “Notes”) in an underwritten registered offering (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are the Company’s senior unsecured obligations. The Notes rank effectively junior to all of the Company’s existing and any future senior secured debt, including its senior secured revolving credit facility and its senior secured money market line of credit, to the extent of the value of the collateral securing that debt, rank equally in right of payment with all of the Company’s existing and any future senior unsecured debt and rank senior in right of payment to all of the Company’s existing and any future subordinated debt.

The Company will pay interest on the Notes each March 15 and September 15, beginning September 15, 2012.  The Notes mature on September 15, 2022.  There is no sinking fund for the Notes.

On and after March 15, 2017, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of notes to be redeemed), plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Percentage
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

In addition, before March 15, 2015, the Company may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings and if certain conditions are met as described in the Indenture, at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to March 15, 2017, the Company may also redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium described in the Indenture, plus accrued and unpaid interest, if any, to the redemption date.

If the Company sells certain assets or experiences specific kinds of change of control, each as described in the Indenture, the Company must offer to repurchase the Notes at a purchase price described in the Indenture plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that impose restrictions upon the ability of the Company and its future restricted subsidiaries to:

•                  incur, assume or guarantee additional indebtedness or issue redeemable stock;

•                  pay dividends or distributions or redeem or repurchase capital stock;

•                  prepay, redeem or repurchase debt that is junior in right of payment to the Notes;

•                  make loans and other types of investments;

•                  incur liens;

•                  restrict dividends, loans or asset transfers from the Company’s subsidiaries;

•                  sell or otherwise dispose of assets, including capital stock of subsidiaries;

•                  consolidate or merge with or into, or sell substantially all of the Company’s assets to, another person;

•                  enter into transactions with affiliates; and

•                  enter into new lines of business.

These covenants are subject to important exceptions and qualifications set forth in the Indenture.

The Indenture contains customary events of default, including:

•                  default in any payment of interest on any Note when due, continued for 30 days;

•                  default in the payment of principal of or premium, if any, on any Note when due;

•                  failure by the Company or any Subsidiary Guarantor (as defined in the Indenture) to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods;

•                  payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $25.0 million or more;

•                  certain events of bankruptcy, insolvency or reorganization of the Company or Significant Subsidiary (as defined in the Indenture) or a group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary;

•                  failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days; and

•                  any Subsidiary Guarantee (as defined in the Indenture) of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

During the continuance of a default with respect to failure to file certain reports with the Securities and Exchange Commission and the trustee for 60 days or more, the interest rate on the Notes increases by 0.50% per annum.

If an event of default under the Indenture occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

Copies of the Base Indenture, the Supplemental Indenture and the form of Note are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this report and are incorporated herein by reference.  The foregoing descriptions of the terms of the Indenture and the Notes are qualified in their entirety by such documents.

The Offering was made under the Company’s Registration Statement on Form S-3 (Registration No. 333-161243).  The net proceeds of the Offering, after deducting underwriting discounts and estimated offering expenses, were approximately $589 million.  The Company intends to use the net proceeds to redeem all $200 million outstanding principal amount of its 8¼% Senior Subordinated Notes due 2016 (the “2016 Notes”), to finance a cash tender offer (the “Tender Offer”) for up to $150 million aggregate principal amount of its 10¼% Senior Notes due 2014 (the “2014 Notes”), and to reduce outstanding borrowings under its senior secured revolving credit facility. To the extent that the Company purchases less than $150 million of its 2014 Notes in the Tender Offer, the Company intends to use the net proceeds that otherwise would have been used to purchase the 2014 Notes to further reduce outstanding borrowings under its senior secured revolving credit facility.  Pending the application of the net proceeds to redeem the 2016 Notes and finance the Tender Offer, the Company intends to reduce outstanding borrowings under its senior secured revolving credit facility, and it may temporarily invest the remaining net proceeds in cash equivalents or short-term investments.

ITEM 2.03             CREATION OF A DIRECT FINANCIAL OBLIGATION.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

ITEM 8.01             OTHER EVENTS.

Pursuant to the terms of Company’s Second Amended and Restated Credit Agreement dated June 17, 2011, as amended, among the Company, Wells Fargo Bank, National Association, as trustee, and the lenders named therein, as amended, the issuance of the Notes automatically reduced the borrowing base under the Company’s senior secured revolving credit facility by 25 cents per dollar of Notes issued.  The tender and purchase of the 2014 Notes pursuant to the Tender Offer will increase the borrowing base under the Company’s senior secured revolving credit facility by 25 cents per dollar, resulting in a net decrease in the borrowing base of $112.5 million (assuming $150 million aggregate principal amount of 2014 Notes are purchased) to approximately $1287.5 million.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION
4.1	—

Indenture, dated June 15, 2006, between Berry Petroleum Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.2	—	Third Supplemental Indenture, dated March 9, 2012, between Berry Petroleum Company and Wells Fargo Bank, National Association, as Trustee.
4.3	—	Form of 6⅜% Senior Notes due 2022 (included in Exhibit 4.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PETROLEUM COMPANY

	By:	/s/ Davis O. O’Connor
Davis O. O’Connor
Corporate Secretary

Date: March 9, 2012

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
4.1	—

Indenture, dated June 15, 2006, between Berry Petroleum Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.2	—	Third Supplemental Indenture, dated March 9, 2012, between Berry Petroleum Company and Wells Fargo Bank, National Association, as Trustee.
4.3	—	Form of 6⅜% Senior Notes due 2022 (included in Exhibit 4.2).